Exhibit 99.1

                R.H. Donnelley Corp. Announces Proposed
  Offering of Senior Notes Expected To Generate Over $2.1 Billion of
                            Gross Proceeds

    CARY, N.C.--(BUSINESS WIRE)--Jan. 5, 2006--R.H. Donnelley Corporation (NYSE: RHD; the "Company"), today announced that it intends to offer series A-1 senior discount notes that are expected to generate $332 million of gross proceeds and that a newly-formed subsidiary intends to offer series A-2 senior discount notes that are expected to generate $600 million of gross proceeds and $1.2 billion of series A-3 senior notes. The proceeds of the series A-1 senior notes are expected to be used to fund a portion of the repurchase of all of the Company's outstanding shares of convertible preferred stock and the proceeds from the series A-2 senior notes and the series A-3 senior notes are expected to be paid to Dex Media, Inc.'s stockholders in connection with the acquisition of Dex Media, Inc. and for other general corporate purposes including the payment of fees and expenses.
    The senior notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The senior notes to be offered have not been registered under the Securities Act of 1933 (the "Securities Act") and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such senior notes and is issued pursuant to Rule 135c under the Securities Act.


    CONTACT: R.H. Donnelley Corporation
             Investors - Jenny L. Apker, 800-497-6329
             Investors - James M. Gruskin, 800-497-6329
             Media - Tyler D. Gronbach, 919-297-1541